Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Third Quarter 2020 Financial Results

Announces $0.07 Net Income per Share and $0.26 Normalized FFO per Share for the Third Quarter of 2020

Reports 99% of Third Quarter Rent Collected or Deferred

Third Quarter and Recent Highlights:

•Reported third quarter 2020 total revenue of $109.6 million, an increase of 1.8% over the prior year period.
•Generated third quarter net income per share and OP Unit of $0.07 on a fully diluted basis, compared to net income per share and OP Unit of $0.08 on a fully diluted basis in the same period last year.
•Generated third quarter normalized funds from operations (Normalized FFO) of $0.26 per share and OP Unit on a fully diluted basis.
•Reported third quarter net income of $16.5 million, an increase of 5.5% compared to the prior year period.
•Third quarter MOB Same-Store Cash Net Operating Income (Cash NOI) growth was 0.8% year-over-year.
•Declared a quarterly dividend of $0.23 per share and OP Unit for the third quarter 2020, paid October 16, 2020.
•Sold 78,194 common shares pursuant to the ATM program at a weighted average price of $18.52 during the third quarter 2020, resulting in total proceeds of approximately $1.4 million.
•Assigned a corporate credit rating of 'BBB' from Fitch Ratings, Inc.
•Collected 98.4% of third quarter rent and reached a deferral agreement on 0.8% to be paid by June 2021.
•Collected 98.3% of October rent.

Milwaukee, WI - November 6, 2020 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the third quarter ended September 30, 2020.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “At Physicians Realty Trust, we continue to view medical office as the most resilient class of real estate in the market, and our portfolio of MOBs delivered outstanding results during the quarter. Our portfolio rent was 98.4% collected for the third quarter, and each of our assets remains open and operating to meet the needs of healthcare providers and the patients they serve. Our largest single tenant that struggled to operate and pay rent at the height of the pandemic is back in their offices, paying rent, and has formally committed to a deferral and payment plan for the back rent and charges due as well as multi-year extensions on most of their leases.

“In the quarter, we were excited to report that Physicians Realty Trust has been assigned a corporate credit rating of ‘BBB’ from Fitch Ratings, Inc. (“Fitch”) with a stable outlook. In their commentary, Fitch noted that Physicians Realty Trust offers ‘durable cash flows relative to the broader REIT universe’ and that ‘the coronavirus pandemic has not resulted in any meaningful erosion in DOC’s credit profile.’ We look forward to working with Fitch and the other agencies as we continue to grow prudently and strengthen what we believe is our already best in class balance sheet.

“Our continued emphasis on portfolio quality has distinguished us in this time of uncertainty, as our actual cash rent collections lead the industry. We look forward to discussing third quarter performance during today’s conference call,” Mr. Thomas concluded.

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2020 was $109.6 million, an increase of 1.8% from the third quarter 2019. As of September 30, 2020, the portfolio was 96% leased.

Total expenses for the third quarter 2020 were $92.5 million, compared to total expenses of $92.4 million for the third quarter 2019.

Net income for the third quarter 2020 was $16.5 million, compared to net income of $15.6 million for the third quarter 2019.

Net income attributable to common shareholders for the third quarter 2020 was $15.6 million. Diluted earnings per share for the third quarter 2020 was $0.07 based on approximately 215.1 million weighted average common shares and operating partnership units (“OP Units”) outstanding.

Funds from operations (FFO) for the third quarter 2020 consisted of net income plus depreciation and amortization on our consolidated portfolio of $37.9 million, and depreciation and amortization on our unconsolidated joint ventures of $1.9 million. This was partially offset by $0.5 million of other adjustments, resulting in $0.26 per share and OP Unit on a fully diluted basis. Normalized FFO, which adjusts for net changes in fair value, was $54.9 million, or $0.26 per share and OP Unit on a fully diluted basis.

Normalized funds available for distribution (FAD) for the third quarter 2020, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures, loan reserve adjustments, and our share of adjustments from unconsolidated investments was $51.9 million.

Our MOB Same-Store portfolio, which includes 240 properties representing approximately 89% of our net leasable square footage, generated year-over-year MOB Same-Store Cash NOI growth of 0.8% for the third quarter 2020.

Other Recent Events

Third Quarter Investment Activity

Since our August 6, 2020 press release and through September 30, 2020, the Company invested $24.5 million as follows:

Ascension St. Vincent Cancer Center - On September 11, 2020, the Company completed the acquisition of a 43,240 square foot medical office facility in Newburgh, Indiana, for a purchase price of approximately $21.1 million. This single-tenant facility is 100% leased to St. Vincent Evansville, a subsidiary of Ascension Health (Moody’s: ‘Aa2’) with a majority of the facility designated as a hospital outpatient department of St. Vincent Evansville Hospital. The first year unlevered yield on this investment is expected to be approximately 5.8%, with a remaining term of approximately 10.5 years.

The Company also funded $2.8 million of previous construction loan commitments and paid $0.6 million of additional purchase consideration under an earn-out agreement related to a medical office facility purchased earlier this year.

Third Quarter Capital Activity

During the third quarter 2020, the Company issued 78,194 shares pursuant to its ATM program at a weighted average price of $18.52 for net proceeds of $1.4 million.

Third Quarter Collections

As of November 3, 2020, the Company has collected 98.4% of rent charges billed during the third quarter of 2020. Of the 1.6% not collected, 0.8% is attributable to a single tenant subject to a rent deferral promissory note in relation to unpaid rental charges through August 2020. The tenant is current on both September and October rent.

The $1.9 million note will be repaid in six monthly installments of $0.3 million beginning January 2021, which includes late fees and penalties of $0.2 million. In conjunction with the promissory note, the tenant agreed to five-year lease extensions on 67,000 square feet of tenancy across the portfolio at a 3% leasing spread with no tenant improvement package.

Coronavirus (COVID-19 pandemic) Update

The COVID-19 pandemic has had an impact on our tenants, the Company, and its current operations. The Company has leveraged its technological capabilities to allow its employees to work from their homes effectively, abide by state and local safety orders and mask mandates, and continue to perform their responsibilities. The Company expects this arrangement to continue until its employees can safely return to the office in accordance with applicable local, state, and federal laws, orders, regulations, mandates, and guidance.

As of November 3, 2020, all of our facilities are open and operational, and we have collected 98.4% of third quarter billings with concessions limited primarily to waiving late fees. Because the effects of the COVID-19 pandemic are uncertain, there can be no assurance that there will not be any additional restrictions or orders in the future, whether patients will continue to seek medical care, particularly elective medical care and procedures that can be delayed, at the same rates prior to the COVID-19 pandemic and the resulting impact on our tenants. For further detail of the impact and the Company’s response to the COVID-19 pandemic, please refer to the Supplemental Update, dated July 1, 2020, provided on our website as well as the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020.

Recent Investment Activity

Since September 30, 2020, the Company provided funding of $5.5 million of previous loan commitments, and construction was substantially completed on the Sacred Heart Summit ASC in Pensacola, Florida. On September 25, 2020 the Certificate of Occupancy was received with rent commencing on October 25, 2020 from Sacred Heart Medical Center, a wholly owned ministry of Ascension Health (Moody’s: ‘Aa2’). The loan includes a purchase option exercisable in November 2020 with a fixed stabilized cap rate of 6.25%. The Company also funded one mezzanine loan in St. Louis Park, Minnesota for $4.8 million related to the new development of a medical office facility in that market, and one term loan in Nashville, Tennessee for $10.0 million secured by land and other collateral in anticipation of development of a new medical office facility.

Dividend Paid

On September 21, 2020, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share and OP Unit for the quarterly period ended September 30, 2020. The dividend was paid on October 16, 2020 to common shareholders and OP Unit holders of record as of the close of business on October 2, 2020.

Conference Call Information

The Company has scheduled a conference call on Friday, November 6, 2020, at 10:00 a.m. ET to discuss its financial performance and operating results for the third quarter ended September 30, 2020. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Third Quarter Earnings Call or passcode: 13710617. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning November 6, 2020, at 1:00 p.m. ET until December 6, 2020, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13710617. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning November 6, 2020, the Company’s supplemental information package for the third quarter 2020 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2020, owned approximately 97.4% of OP Units.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, ability to execute its business plan, and the impact of the COVID-19 pandemic on the Company’s business. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a discussion of factors that could impact the Company’s results, performance, or transactions, see Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2020, June 30, 2020, and March 31, 2020, and Part I, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rental revenues	$78,091	$78,820	$235,762	$224,206
Expense recoveries	26,271	26,295	76,099	76,508
Interest income on real estate loans and other	5,204	2,478	14,199	7,150
Total revenues	109,566	107,593	326,060	307,864
Expenses:
Interest expense	13,698	16,185	43,521	48,507
General and administrative	8,346	8,110	25,565	24,758
Operating expenses	32,503	31,504	94,495	94,348
Depreciation and amortization	37,952	36,614	111,744	109,348
Total expenses	92,499	92,413	275,325	276,961
Income before equity in (loss) income of unconsolidated entities and gain on sale of investment properties, net:	17,067	15,180	50,735	30,903
Equity in (loss) income of unconsolidated entities	(592)	30	(856)	90
Gain on sale of investment properties, net	—	409	—	3,442
Net income	16,475	15,619	49,879	34,435
Net income attributable to noncontrolling interests:
Operating Partnership	(425)	(434)	(1,305)	(939)
Partially owned properties (1)	(151)	(136)	(441)	(410)
Net income attributable to controlling interest	15,899	15,049	48,133	33,086
Preferred distributions	(317)	(314)	(951)	(892)
Net income attributable to common shareholders	$15,582	$14,735	$47,182	$32,194
Net income per share:
Basic	$0.07	$0.08	$0.23	$0.17
Diluted	$0.07	$0.08	$0.23	$0.17
Weighted average common shares:
Basic	208,187,129	186,328,500	202,717,190	184,760,335
Diluted	215,129,968	191,980,222	209,555,060	190,489,654

Dividends and distributions declared per common share and OP Unit	$0.23	$0.23	$0.69	$0.69
(1)Includes amounts attributable to redeemable noncontrolling interest.

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$229,100	$225,540
Building and improvements	3,779,241	3,700,009
Tenant improvements	64,379	53,931
Acquired lease intangibles	399,368	390,450
	4,472,088	4,369,930
Accumulated depreciation	(652,587)	(540,928)
Net real estate property	3,819,501	3,829,002
Right-of-use lease assets, net	137,691	127,933
Real estate loans receivable, net	164,184	178,240
Investments in unconsolidated entities	61,114	66,137
Net real estate investments	4,182,490	4,201,312
Cash and cash equivalents	3,669	2,355
Tenant receivables, net	4,111	7,972
Other assets	141,694	134,942
Total assets	$4,331,964	$4,346,581
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$340,818	$583,323
Notes payable	968,432	967,789
Mortgage debt	58,375	83,341
Accounts payable	8,122	6,348
Dividends and distributions payable	51,725	46,272
Accrued expenses and other liabilities	81,153	81,238
Lease liabilities	74,018	63,290
Acquired lease intangibles, net	5,663	6,096
Total liabilities	1,588,306	1,837,697

Redeemable noncontrolling interest - Series A Preferred Units and partially owned properties	28,475	27,900

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 208,224,536 and 189,975,396 common shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	2,082	1,900
Additional paid-in capital	3,275,187	2,931,921
Accumulated deficit	(627,884)	(529,194)
Accumulated other comprehensive (loss) income	(6,309)	4,321
Total shareholders’ equity	2,643,076	2,408,948
Noncontrolling interests:
Operating Partnership	71,676	71,697
Partially owned properties	431	339
Total noncontrolling interests	72,107	72,036
Total equity	2,715,183	2,480,984
Total liabilities and equity	$4,331,964	$4,346,581

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019
Net income	$16,475	$15,619
Earnings per share - diluted	$0.07	$0.08

Net income	$16,475	$15,619
Net income attributable to noncontrolling interests - partially owned properties	(151)	(136)
Preferred distributions	(317)	(314)
Depreciation and amortization expense	37,855	36,523
Depreciation and amortization expense - partially owned properties	(69)	(69)
Gain on sale of investment properties, net	—	(409)
Proportionate share of unconsolidated joint venture adjustments	1,876	—
FFO applicable to common shares and OP Units	$55,669	$51,214
Net change in fair value of derivative	(14)	1
Net change in fair value of contingent consideration	(715)	—
Normalized FFO applicable to common shares and OP Units	$54,940	$51,215

FFO per common share and OP Unit	$0.26	$0.27
Normalized FFO per common share and OP Unit	$0.26	$0.27

Normalized FFO applicable to common shares and OP Units	$54,940	$51,215
Non-cash share compensation expense	3,114	2,523
Straight-line rent adjustments	(2,618)	(3,780)
Amortization of acquired above/below-market leases/assumed debt	816	932
Amortization of lease inducements	289	336
Amortization of deferred financing costs	595	600
TI/LC and recurring capital expenditures	(5,345)	(4,134)
Loan reserve adjustments	138	—
Proportionate share of unconsolidated joint venture adjustments	(72)	—
Normalized FAD applicable to common shares and OP Units	$51,857	$47,692

Weighted average number of common shares and OP Units outstanding	215,129,968	191,980,222

	Three Months Ended September 30,
	2020	2019
Net income	$16,475	$15,619
General and administrative	8,346	8,110
Depreciation and amortization expense	37,952	36,614
Interest expense	13,698	16,185
Net change in the fair value of derivative	(14)	1
Gain on sale of investment properties, net	—	(409)
Proportionate share of unconsolidated joint venture adjustments	2,753	—
NOI	$79,210	$76,120

NOI	$79,210	$76,120
Straight-line rent adjustments	(2,618)	(3,780)
Amortization of acquired above/below-market leases	832	948
Amortization of lease inducements	289	336
Loan reserve adjustments	138	—
Change in fair value of contingent consideration	(715)	—
Proportionate share of unconsolidated joint venture adjustments	(35)	—
Cash NOI	$77,101	$73,624

Cash NOI	$77,101	$73,624
Assets not held for all periods	(4,380)	(1,543)
LTACH & Hospital Cash NOI	(4,326)	(5,922)
Lease termination fees	(53)	(209)
Interest income and other	(3,714)	(1,829)
MOB Same-Store Cash NOI	$64,628	$64,121

	Three Months Ended September 30,
	2020	2019
Net income	$16,475	$15,619
Depreciation and amortization expense	37,952	36,614
Interest expense	13,698	16,185
Gain on sale of investment properties, net	—	(409)
Proportionate share of unconsolidated joint venture adjustments	2,734	—
EBITDAre	$70,859	$68,009
Non-cash share compensation expense	3,114	2,523
Non-cash changes in fair value	(729)	1
Pursuit costs	35	—
Non-cash intangible amortization	1,105	1,269
Pro forma adjustments for investment activity	284	807
Adjusted EBITDAre	$74,668	$72,609

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI, MOB Same-Store Cash NOI, Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDAre, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation includes our share of required adjustments from our unconsolidated joint ventures and may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with Nareit definition or that interpret the Nareit definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments, and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acceleration of deferred financing costs, change in fair value of contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above- or below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures related to tenant improvements and leasing commissions, loan reserve adjustments, and cash payments from seller master leases and rent abatement payments, including our share of all required adjustments from unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties and other investments before general and administrative expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses, including our share of all required adjustments from our unconsolidated joint ventures. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items, including our share of all required adjustments from unconsolidated joint ventures. Other non-cash and normalizing items include items such as the amortization of lease inducements, loan reserve adjustments, payments received from seller master leases and rent abatements, and changes in fair value of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.

MOB Same-Store Cash NOI is a non-GAAP financial measure which excludes from Cash NOI assets not held for the entire preceding five quarters, non-MOB assets, and other normalizing items not specifically related to the same-store property portfolio. Management considers MOB Same-Store Cash NOI a supplemental measure because it allows investors, analysts, and Company management to measure unlevered property-level operating results. Our use of the term MOB Same-Store Cash NOI may not be comparable to that of other real estate companies, as such other companies may have different methodologies for computing this amount.

We calculate EBITDAre in accordance with standards established by Nareit and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, and impairment loss, including our share of all required adjustments from unconsolidated joint ventures. We define Adjusted EBITDAre, which excludes from EBITDAre non-cash share compensation expense, non-cash changes in fair value, pursuit costs, non-cash intangible amortization, the pro forma impact of investment activity, and other normalizing items. We consider EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.